Exhibit 99.1

SYSTEMAX REPORTS RECORD FIRST QUARTER SALES

-- Sales Up 22%; EPS Up 35% to $0.31 --

PORT WASHINGTON, NY, May 11, 2010 – Systemax Inc. (NYSE:SYX) today announced financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights:
•	Consolidated sales grew 22% to $915.2 million in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 12%.
·	Diluted earnings per share (EPS) grew 35% to $0.31.
•	Consumer channel sales grew 9% to $470.0 million in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 1%.
•	Business to business channel sales grew 38% to $445.2 million in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 27%.
•
“Same store” business to business channel sales grew 20% while consumer channel sales declined 1%.  A moderate same store consumer channel sales increase in North America was offset by a decline in Europe.

Performance Summary (U.S dollars in millions, except per share data)
Highlights	Quarter Ended March 31,
	2010	2009
Sales	$915.2	$752.3
Gross profit	$126.2	$107.6
Gross margin	13.8%	14.3%
Operating income	$20.4	$15.0
Operating margin	2.2%	2.0%
Diluted earnings per share	$0.31	$0.23

“Systemax’s strong first quarter consolidated performance is a testament to the diversification we have built in our business, which is a key component of our long-term growth strategy, and the moderately improving economic climate.  The 22 percent sales growth we reported this quarter was primarily driven by success in our business to business sales channels, specifically our European Technology Products Group and Industrial Products Group in North America.  We also delivered a strong bottom line performance with operating income increasing 36 percent and diluted earnings per share up 35 percent, as we continue to benefit from our focus on cost controls.   We remain confident in Systemax’s growth potential and in our ability to build value for our shareholders,” said Richard Leeds, Chairman and Chief Executive Officer.

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group said,  “This quarter highlights the benefit of having a multi-channel strategy, with diversified revenue streams, strong brands, and expanded product categories.  Our Technology Products Group delivered an outstanding quarter with sales growth of 22 percent in U.S. dollars. Our business to business operations were the highlight of the quarter with strong sales growth in both North America and Europe.  In North America we focus our B2B efforts primarily on small business, and we were pleased with the growth in this market.  In our consumer channels we had moderate sales growth in North America, which was offset by a decline in Europe.  We believe our European consumer sales channels represent a significant growth opportunity as our experience, strong customer service and establish brands uniquely position us in this segment.”

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended March 31,
	2010	2009
Consumer1	$470.0	$429.8
Business to business2	$445.2	$322.5
Consolidated sales	$915.2	$752.3

1Includes sales from retail stores, consumer websites, inbound call centers and television shopping
2Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products segment

Supplemental “Same Store” Channel Growth3 – Q1 2010 vs Q1 2009
Channel	Change
Consumer	-1%
Business to business	20%
Consolidated sales	10%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended March 31,
	2010	2009
Computers	$227.6	$132.5
Consumer electronics	$205.7	$198.5
Computer components	$147.2	$145.8
Computer accessories & software	$256.8	$214.7
Industrial products	$54.5	$45.7
Other	$23.4	$15.1
Consolidated sales	$915.2	$752.3

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended March 31,
	2010	2009
Technology Products – North America	$581.6	$502.4
Technology Products – Europe	$279.0	$203.9
Industrial Products	$54.5	$45.6
Software Solutions	$0.1	$0.4
Consolidated sales	$915.2	$752.3

Working capital as of March 31, 2010 was $264.7 million, including cash and cash equivalents of $37.6 million.  As of March 31, 2010, the Company had availability under its credit facility of approximately $105.0 million and total cash and available liquidity of over $140 million. Short term debt totaled approximately $16.6 million at March 31, 2010 and included approximately $13.4 million in revolving debt assumed as part of the WStore acquisition. The Company’s effective tax rate was 37.5%, compared to 39.5% last year. The lower rate in 2010 is the result of the Company having a higher percentage of its pretax income in countries with lower tax rates.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its first quarter 2010 results today, May 11, 2010 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 72711364 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through May 18, 2010. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 72711364. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
nancy@braincomm.com

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SYSTEMAX INC. Condensed Consolidated Statements of Operations – Unaudited (In thousands, except per share amounts)
	Quarter Ended
	March 31*
	2010	2009
Net sales	$915,237	$752,268
Cost of sales	788,996	644,718
Gross profit	126,241	107,550
Gross margin	13.8%	14.3%
Selling, general and administrative expenses	105,865	92,530
Operating income	20,376	15,020
Operating margin	2.2%	2.0%
Interest and other expense	1,579	654
Income before income taxes	18,797	14,366
Provision for income taxes	7,046	5,668
Effective tax rate	37.5%	39.5%
Net income	$11,751	$8,698
Net margin	1.3%	1.2%

Net income per common share:
Basic	$0.32	$0.24
Diluted	$0.31	$0.23
Basic	36,785	36,621
Diluted	37,471	37,273

SYSTEMAX INC.
Condensed Consolidated Balance Sheets - Unaudited
(In thousands)

	March 31*	December 31,*
	2010	2009
Current assets:
Cash and cash equivalents	$37,571	$58,309
Accounts receivable, net	241,398	241,860
Inventories	366,967	365,725
Prepaid expenses and other current assets	23,881	26,692
Total current assets	669,817	692,586
Property, plant and equipment, net	64,772	65,598
Goodwill, intangibles and other assets	55,668	58,717
Total assets	$790,257	$816,901

Current liabilities:
Short-term debt	$16,637	$15,197
Accounts payable and accrued expenses	388,462	427,307
Total current liabilities	405,099	442,504
Capitalized lease obligations	991	1,194
Other liabilities	8,999	8,518
Shareholders’ equity	375,168	364,685
Total liabilities and shareholders’ equity	$790,257	$816,901

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal first quarter ended on April 3, 2010. The first quarter of 2010 and 2009 included 13 weeks.